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                                                                       Exhibit 5



                                                               September 7, 1994





Houston Industries Incorporated
5 Post Oak Park
4400 Post Oak Parkway
Houston, Texas  77027

Ladies and Gentlemen:

                 As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Houston Industries Incorporated, a Texas corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to 5,000,000 shares (the "Shares") of common stock, without par value, of the Company, to be issued from time to time pursuant to the terms of the Company's Savings Plan (the "Plan"), certain legal matters in connection with the Common Stock are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

                 In our capacity as your counsel in connection with the matter referred to above, we have examined the Company's Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended to date, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinions hereinafter expressed.

                 We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

                 On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

                 1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Texas.

                 2. When issued in accordance with the terms and provisions of the Plan and at a price per share at least equal to the closing price of a share of Common Stock on the






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Houston Industries Incorporated              -2-               September 7, 1994



         New York Stock Exchange on the day of the purchase by the respective Trustee under the Plan, the Shares that are issued as newly issued shares by the Company will be duly authorized, validly issued, fully paid and nonassessable.

                 We are members of the Texas Bar and the opinions set forth above are limited in all respects to matters of Texas law and applicable federal law as in effect on the date hereof.

                                                  Very truly yours,

                                                  /S/ BAKER & BOTTS, L.L.P.


MSS/KSC